EXHIBIT 10.17

CERTAIN INFORMATION INDICATED BY [***] HAS BEEN DELETED FROM THIS EXHIBIT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2.

COAL TRANSLOADING AGREEMENT

THIS COAL TRANSLOADING AGREEMENT (this “Agreement”) is entered into and made effective as of the 1st day of June, 2007 (the “Effective Date”), by and between SOUTHERN MINNESOTA BEET SUGAR COOPERATIVE, a Minnesota cooperative association (“SMBSC”), and HERON LAKE BIOENERGY, LLC a Minnesota limited liability company (“HLBE”)(SMBSC and HLBE are also referred to herein individually as a “Party” and collectively as the “Parties”).

RECITALS

A.                                   SMBSC has an existing sugar beet processing plant located in Renville County, Minnesota which currently utilizes coal as the primary source of energy for the operation of the plant (the “SMBSC Plant”).

B.                                     HLBE is currently constructing a 50 million gallon per year ethanol product plant in Jackson County, Minnesota which will utilize approximately 100,000 tons per year of coal as the primary source of energy for the operation of the Plant (the “HLBE Plant”).

C.                                     The Parties both intend to purchase their coal from a mine operated by Rio Tinto Energy America (“RTEA”) in the State of Montana (the “Mine”), pursuant to separate coal purchase agreements which will be the separate contract and liability of each Party.

D.                                    The Parties both intend to separately contract for and pay the cost of transporting their coal from the Mine to Renville County, Minnesota pursuant to separate coal transportation agreements which will be the separate contract and liability of each Party.

E.                                      The Parties believe that certain cost savings can be realized by delivering their separately purchased and transported coal to a single transloading facility in Renville County, Minnesota to be owned and operated by SMBSC (the “Facility”) until the coal can be further transferred to the SMBSC Plant and the HLBE Plant.

AGREEMENT

NOW THEREFORE, for and in consideration of the premises, the mutual covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, and in reliance upon the recitals, representations, warranties, covenants, terms and conditions set forth herein, the Parties agree as follows:

ARTICLE 1. — TERM

1.1                                 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and end on May 31, 2012 (the “Expiration Date”).

1.2                                 Commencement of Deliveries. Deliveries of coal to the Facility by HLBE shall commence not earlier than June 15, 2007.

ARTICLE 2. - COAL QUANTITY; SOURCE

2.1                                 Source of Coal. During the Term of this Agreement, the Parties shall both source their coal from the Mine operated by RTEA. Because the coal will be intermingled, the quality of the coal shall meet the specifications set forth in Exhibit A and the source of the coal may only be changed by the mutual written agreement of the Parties.

2.2                                 Ratable Delivery and Use. HLBE agrees that the quantity of coal that it will require to be delivered to the Facility is not expected to exceed 12,500 tons per month, unless otherwise mutually agreed to by SMBSC and HLBE in order to optimize the use of the dedicated train set and railroad delivery schedules. HLBE further agrees that its re- loading and removal of coal from the Facility will be reasonably consistent with HLBE’s average monthly consumption of coal at the HLBE Plant and that HLBE will not stockpile coal in quantities that exceed the reasonable storage capacity of the Facility, as determined by SMBSC, which is expected to be sufficient to accommodate HLBE’s requirements.

ARTICLE 3. - SMBSC OBLIGATIONS

3.1                                 General Duties. During the Term of this Agreement, SMBSC will:

3.1.1                        Provide sufficient personnel and equipment to properly man and operate the Facility in accordance herewith;

3.1.2                        Unload railcars and store the coal in accordance with sound and customary practice in the industry;

3.1.3                        Operate the Facility so that each unit train is unloaded during the allowable free time, unless exempted by Force Majeure;

3.1.4                        Operate the Facility so that HLBE may pick up its coal at the Facility within reasonable business hours established by SMBSC;

3.1.5                        SMBSC shall exclusively coordinate, schedule, and direct movement of all railcars to the Facility; and

3.1.6                        Maintain insurance on the Facility and on coal owned by SMBSC.

3.2                                 Limits of Liability. Notwithstanding any other provisions hereof, SMBSC shall not be liable or deemed in default hereunder with respect to any of the following matters:

3.2.1                        Any operating or other problems, delays, costs or expenses incurred by HLBE due to Force Majeure;

3.2.2                        Any deliveries of coal by HLBE to the Facility that are not in compliance with Section 3.1.5;

3.2.3                        Any loss, cost, expense or damage arising out of or attributable to operational requests or directives of HLBE or of any railroad serving the Facility other than as contemplated hereby;

3.2.4                        Any loss, cost, expense or damage to any property of HLBE except (i) to the extent such loss, cost, expense or damage is covered by insurance obtained by SMBSC, and (ii) those matters as to which SMBSC has indemnified HLBE pursuant to Section 9.3 hereof;

3.2.5                        Any incidental, punitive, exemplary, business interruption, special or consequential damages, including lost profits, of any nature whatsoever, whether in tort or in contract, incurred by HLBE or any other person or entity;

3.2.6                        Inventory losses due to acts of God;

3.2.7                        Any damage to any railcar owned or leased by HLBE while at the Facility unless such damage is the result of the gross negligence of SMBSC or its employees; and

3.2.8                        Demurrage, delay charges, or any consequential costs associated with transportation delays.

ARTICLE 4. — HLBE OBLIGATIONS

4.1                                 General Duties. During the Term of this Agreement, HLBE will cooperate with SMBSC in the performance of its duties under this Agreement, and in any event shall:

4.1.1                        On a monthly basis, provide SMBSC with a rolling estimate of HLBE’s anticipated use of coal for the ensuing 90 days;

4.1.2                        Make the payments in the manner required by Article 6.2 hereof;

4.1.3                        Re-load and remove coal from the Facility as provided for in Section 2.2;

4.1.4                        Not store any vehicles, trucks, or equipment at the Facility that pose a safety hazard or which interfere with the reasonable operation of the Facility;

4.1.5                        Maintain insurance on any coal owned by HLBE that is stored at the Facility; and

4.1.6                        Provide certified weights of each train of coal delivered to the Facility.

ARTICLE 5. - QUANTITIES AND SHRINK

5.1                                 Quantities. The volume of product sold to HLBE by RTEA shall be determined by an official copy of the bill of lading and/or the mine manifest (“Shipping Documents”) for each unit train or partial unit train shipped by RTEA for the account of HLBE. HLBE agrees to instruct RTEA to supply SMBSC with a copy of all Shipping Documents necessary to verify the quantity of coal shipped to the Facility on behalf of HLBE, subject to the redaction of pricing information as deemed necessary by HLBE.

5.2                                 Shrink. In order to account for shrinkage, the amount of coal that HLBE shall be entitled to remove from the Facility shall be reduced by a quantity equal to one percent (1%) of the total quantity of HLBE’s coal listed on the Shipping Documents for each unit train.

ARTICLE 6. — PAYMENT; FEES

6.1                                 Fees. HLBE shall pay SMBSC a handling fee of [***] for each net ton (2,000 pounds) of coal that is re-loaded by HLBE at the Facility. For the purpose of calculating the handling fee, all weights shall be as determined by the scale at the Facility.

6.2                                 Invoices; Payments. Not later than the 10th Day of each Month commencing in July 2007, SMBSC shall deliver to HLBE an invoice for coal picked up by HLBE the previous month. HLBE shall remit payment to SMBSC not later than 10 calendar days after the date of each Invoice. Payment of any invoice without providing a written notice of dispute as provided for in this Section shall be deemed final payment and a waiver of any dispute regarding the services provided pursuant to the invoice. In the event of a dispute regarding any amounts shown on any Invoice that the Parties have been unable to resolve by the date payment is due, the Party challenging any such amounts shall pay all undisputed amounts when due. Such payment of all undisputed amounts shall be accompanied by a statement setting forth in reasonable detail all amounts disputed, the reason for the dispute, and a request for any additional documentation believed to be necessary to support the disputed amounts or to resolve the dispute. If the Parties are thereafter unable to resolve the dispute either through the exchange of additional documentation or good faith business negotiations prior to the due date for payment of the next Invoice, either Party may submit the matter to arbitration in accordance with Section 10.1

6.3                                 Interest on Late Payments. Late payments shall bear interest from the date past due until paid at the rate of 18% per annum.

ARTICLE 7. -DEFAULT; REMEDIES

7.1                                 Event of Default. An “Event of Default” shall mean any of the actions set forth below in this Section:

7.1.1                        The failure by SMBSC to perform any covenant set forth in this Agreement (other than the events that are otherwise specifically covered in this Section as a separate Event of Default), and such failure is not excused by SMBSC’s failure to perform its obligations under this Agreement or by Force Majeure or cured within 30 Days after written notice thereof from HLBE;

7.1.2                        Any material adverse change in the ability of HLBE to perform its obligations under this Agreement;

7.1.3                        Failure of the HLBE Plant to transload [***] tons of coal per year through the facility (each year will begin on June 1st), or

7.1.4                        HBLE shall fail to pay any undisputed invoice within 15 Days after notice of such failure by SMBSC.

7.2                                 SMBSC’s Right of Offset Upon an Event of Default; Liquidated Damages. If, during the Term, HLBE fails to make any undisputed payment within 15 calendar days of written notice of such failure by SMBSC, or any disputed payment within 3 business days of any final determination under Section 10.1 hereof: (i) SMBSC shall have the right to offset the value of HLBE’s unsatisfied obligation against SMBSC’s then remaining obligation to deliver coal under this Agreement by an amount of tonnage having an equivalent value to HLBE’s unsatisfied obligation calculated at the rate of $45 per ton of coal; and (ii) if the amount of HLBE’s unsatisfied obligation cannot be fully offset in the manner provided in the immediately preceding clause or HLBE cannot provide reasonable assurances that it can pay for invoices when due, SMBSC shall have the additional right to terminate this Agreement for cause by providing written notice to HLBE of such termination (“Early Termination”). In the event that SMBSC invokes Early Termination, HLBE shall pay to SMBSC, as liquidated damages and not as a penalty, the sum of $10,000 per month for each remaining month of the Term. The total amount of such liquidated damages shall be paid by HLBE to SMBSC within five Business Days of Notice of such amount by SMBSC.

ARTICLE 8. — FORCE MAJEURE

8.1                                 Force Majeure. “Force Majeure” shall mean an event not anticipated as of the Effective Date which is not within the reasonable control of the Party claiming suspension (the “Claiming Party”), and which by the exercise of due diligence the Claiming Party is unable to overcome or to obtain, or cause to be obtained, a commercially reasonable substitute therefor, and may include, but is not restricted to acts of God; act of public enemy; war; lightning; fire; violent storm; explosion; civil disturbance; public riot; labor dispute; environmental catastrophe; inability to obtain government permits or utility services or similar events or occurrences; labor or material shortage; sabotage; and action or restraint by public or governmental authority, and other events which wholly or partially prevent the mining or transportation of coal purchased by either Party, or the receiving, unloading, storing, or loading coal purchased by either Party. Force Majeure shall not include economic hardship or any curtailment in operations of the SMBSC Plant or the HLBE Plant so as to reduce or eliminate the need for coal.

8.2                                 Notice. Any Party affected by Force Majeure shall give prompt written Notice to the other Party of such condition. If either Party is prevented, in whole or in part, from performing any of its obligations due to Force Majeure, such obligations (other than the obligation to make monetary payments as required under this Agreement) shall be suspended during the pendency of such Force Majeure. The Claiming Party shall initiate and continue economically reasonable good faith efforts to remedy any Force Majeure (except that labor issue resolutions shall be totally within the discretion of the Claiming Party).

ARTICLE 9. - RISK OF LOSS; INDEMNITY

9.1                                 TITLE. TITLE TO THE COAL PURCHASED BY EACH PARTY AND RISK OF LOSS THEREOF SHALL REMAIN WITH EACH PARTY AT ALL TIMES, WHETHER OR NOT THE COAL IS LOCATED AT THE FACILTY. EACH PARTY AGREES TO SEPARATELY INSURE THE RISK OF LOSS TO ITS COAL. HLBE EXPRESSLY ACKNOWLEDGES AND AGREES THAT SMSBC SHALL ONLY BE LIABLE FOR ANY LOSS TO HLBE’S COAL THAT RESULTS FROM SMBSC’S GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT.

9.2                                 HLBE’s Indemnification of SMBSC. SMBSC shall not be liable for and HLBE shall indemnify and hold harmless SMBSC, and its directors, officers, employees, subcontractors, and agents, from and against any and all claims, damages, fines, penalties or causes of action and defense thereof arising from or related to the performance of this Agreement, caused or arising from the act or omission, whether or not due to fault, of HLBE or resulting from any breach of this Agreement by HLBE, including as a result of:

9.2.1                        Any injury, damages, or loss of life to any employee or agent of HLBE present at the Facility, including but not limited to any injury, damages, or loss of life that arise out of the loading of coal by HLBE at the Facility, unless such injury, damages, or loss of life is the result of the gross negligence or intentional misconduct of SMBSC or one of its employees.

9.2.2                        All disputes with HLBE’s rail carrier that do not arise out of the negligence or intentional misconduct of SMBSC or its employees;

9.2.3                        Any delay in the delivery of HLBE’s coal to the Facility; or

9.2.4                        The failure of HLBE’s coal to meet the Specifications attached hereto as Exhibit A.

9.3                                 SMBSC’s Indemnification of HLBE. SMBSC shall indemnify and hold harmless HLBE and its respective directors, officers, employees, subcontractors, and agents, from and against any and all Claims, damages, fines, penalties or causes of action and defense thereof arising from or related to any breach of this Agreement by SMBSC.

ARTICLE 10. — DISPUTE RESOLUTION; ARBITRATION; GOVNERNING LAW

10.1                           Arbitration. ANY DISPUTE ARISING OUT OF THIS AGREEMENT SHALL BE SUBMITTED TO BINDING ARBITRATION PURSUANT TO THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION (THE “AAA”) WITH THE ARBITRATION HEARING TO BE HELD IN MINNEAPOLIS, MINNESOTA.

10.2                           Governing Law. This Agreement and the rights and duties of the parties hereunder shall be governed by and construed, enforced and performed in accordance with the laws of the state of Minnesota, without giving effect to principles of conflicts of laws.

ARTICLE 11. — NOTICES

11.1                           All notices, requests, Invoices or statements required under this Agreement to be in writing (each a “Notice”) shall be delivered by letter, facsimile or other documentary form. Notice by facsimile or hand delivery shall be deemed to have been received by the close of the Business Day on which it was transmitted or hand delivered (unless transmitted or hand delivered after close in which case it shall be deemed received at the close of the next Business Day). Notice by overnight mail or courier shall be deemed to have been received two Business Days after it was sent. A Party may change its address by providing Notice of same in accordance with this Article 10. The initial addresses for the Parties to which Notice may be given are:

11.2

HLBE:

Attn: Board President

Heron Lake BioEnergy, LLC

91246 390th Avenue

Heron Lake, MN 56137-0198

11.3

SMBSC:

Attn: Director of Transportation

Southern Minnesota Beet Sugar Cooperative

83550 County Road 21

Renville, MN 56284-0500

ARTICLE 12. — MISCELLANEOUS

12.1                           Entire Agreement. This Agreement, including the Exhibits hereto, constitutes the entire agreement between the Parties. There are no prior or contemporaneous agreements or representations affecting the same subject matter other than those expressly stated in this Agreement. Except for any matters which, in accordance with the express provisions of this Agreement, may be resolved by verbal agreement between the Parties, no amendment, modification or change herein shall be enforceable unless reduced to writing and executed by both Parties.

12.2                           Assignment. Neither party shall sell, assign or grant a security interest in any of its rights or obligations under this Agreement without the prior written consent of the other Party, which may be withheld or granted at the sole discretion of the Party whose consent is required, provided however, that such consent will not be unreasonably withheld.

12.3                           Severability. Except as otherwise stated herein, any provision or article declared or rendered unlawful by any applicable court of law or regulatory agency, or deemed unlawful because of a statutory change, will not otherwise affect the lawful obligations that arise under this Agreement.

12.4                           Captions and Exhibits. The headings used for the sections and articles herein are for convenience and reference purposes only and shall in no way affect the meaning or interpretation of the provisions of this Agreement. Any and all Exhibits referred to in this Agreement are, by such reference, incorporated herein.

12.5                           Confidentiality. Each Party agrees that the terms of this Agreement, are intended to be confidential and are not to be discussed with or disclosed to any third party, except: (i) with the express prior written consent of the other Party hereto; (ii) as may be required or appropriate in response to any summons, subpoena, or discovery order or to comply with any applicable law, order, regulation, or ruling; or (iii) to the Parties’ affiliates and the directors, employees, advisors, lenders, and representatives of the Parties and their affiliates solely for the purpose of evaluating, negotiating, and consummating the transactions contemplated by the Parties under this Agreement and who agree to maintain the confidentiality hereof.

12.6                           Counterparts. This Agreement may be executed in separate counterparts, each of which shall constitute one Agreement binding on the Parties, notwithstanding that both Parties are not signatory to the same counterpart. This Agreement shall be deemed executed when each Party has received a copy of the signature page, including any electronically transmitted facsimile, bearing the signature of the other Party.

12.7                           Interpretation. The provisions of this Agreement have been mutually negotiated by the Parties and should not be interpreted for or against any Party by reason of the fact that such Party may have drafted any provision in this Agreement.

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date first set forth above.

SOUTHERN MINNESOTA BEET SUGAR COOPERATIVE

By:	/s/ J. L Plathe
Title:	CFO
Date:	May 11, 2007

HERON LAKE BIOENERGY, LLC

By:	/s/ Robert Ferguson
Title:	President HLBE
Date:	6/1/07

Exhibit A

SPRING CREEK COAL MINE

2006 QUALITY SPECIFICATIONS

						TYPICAL
	TYPICAL	STANDARD	TYPICAL 95% RANGE		TYPICAL	MOISTURE-ASH FREE
QUALITY PARAMETER	(MEAN VALUE)	DEVIATION	-2 STD DEV	+2 STD DEV	DRY VALUE	VALUE

PROXIMATE

% Moisture	25.40	0.56	24.28	26.52
% Ash	4.12	0.33	3.46	4.78	5.52
% Volatile	31.26	0.81	29.64	32.88	41.90	44.35
% Fixed Corbon	39.23	0.80	37.63	40.83	52.59	55.66
BTU/lb	9338	103	9132	9544	12517	13249
MAFBTU	13249	80.08	13089	13409
Dry BTU	12517	93.71	12330	12705
% Sulfur	0.34	0.07	0.20	0.48	0.46	0.48

ULTIMATE

% Moisture	25.40	0.56	24.28	26.52
%. Carbon	54.14	3.28	47.58	60.70	72.57	70.82
% Hydrogen	3.80	0.23	3.34	4.26	5.09	5.39
% Nitrogen	0.71	0.09	0.53	0.89	0.95	1.01
% Chlorine	0.00	0.01	0.00	0.01	0.00	0.00
% Sulfur	0.34	0.07	0.20	0.48	0.46	0.48
% Ash	4.12	0.33	3.46	4.78
% Oxygen	11.50	0.70	10.10	12.90	15.42	16.32

SULFUR FORMS

Pyritic Sulfur (%)	0.05	0.03	0.00	0.11	0.07	0.07
Sulfale Sulfur (%)	0.01	0.015	0.00	0 04	0.01	0.01
Organic Sulfur (%)	0.28	0.06	0.16	0.40	0.38	0.40
Total Sulfur (%)	0.34	0.07	0.20	0.48	0.46	0.48

MINERAL ANALYSIS OF ASH

% Silicon Dioxide (Silica, SiO2)	32.52	2.78	26.98	38.08	43.59	46.14
% Aluminium Oxide (Alumina, Al2O3)	17.69	1.09	15.51	19.87	23.71	25.10
% Titanium Dioxide (Titania, TiO2)	1.13	0.10	0.93	1.33	1.51	1.60
% Iron oxide (Ferric Oxide. Fe2O3)	4.76	0.47	3.82	5.70	6.38	6.75
% Calcium Oxide (Lime, CaO)	15.36	1.41	12.54	18.18	20.59	21.79
% Magnesium Oxide (Magnesia, MgO)	3.69	0.85	1.99	5.39	4.95	5.24
% Potassium Oxide (K2O)	0.63	0.14	0.35	0.91	0.84	0.89
% Sodium Oxide (Na2O)	8.24	1.00	6.24	10.24	11.05	11.69
% Sulfur Trioxide (SO3)	14.07	2.50	9.07	19.07	18.86	19.96
% Phosphorous Pentoxide (P2O5)	0.35	0.06	0.23	0.47	0.47	0.50
% Strontium Oxide (SrO)	0.37	0.22	0.00	0.81	0.50	0.52
% Barium Oxide (BaO)	1.19	0.31	0.57	1.81	1.60	1.69
% Undetermined	0.00	1.00	0.00	2.00	0.00	0.00
Base/Acid Ratio	0.64	0.08	0.48	0.80
Base Value	32.68	2.20	28.28	37.08
Acid Varue	51.34	3.00	45.34	57.34

ASH FUSION TEMPERATURES
Reducing (°F)
Initial	2106	37	2031	2181
Softening (H=W)	2129	36	2056	2202
Hemispherical (H=1/2W)	2141	39	2062	2220
Fluid	2164	51	2062	2266
Fluid-Initial Temp. Difference	58	40	0	138

Oxidizing (°F)
Initial	2351	98	2156	2546
Softening (H=W)	2366	81	2204	2528
Hemispherical (H=1/2W)	2391	73	2245	2537
Fluid	2423	77	2268	2578
Fluid-Initial Temp. Difference	72	60	0	192

	TYPICAL	STANDARD	TYPICAL 95% RANGE
QUALITY PARAMETER	(MEAN VALUE)	DEVIATION	-2 STD DEV	+2 STD DEV
ADDITIONAL ANALYSES AND CALCULATED
VALUES
T250 Temperature (°F)	2153	91.88	1969	2337
HGI (at as-received moisture)	60.6	5.6	49	72
HGI % Moisture	24.13	3.88	16	32
Critical Viscosity Temperature (°F)	0	0	0	0
Critical Viscosity (Poises)	0	0	0	0
% Equilibrium Moisture	23.93	0.56	22.81	25.05
Specific Gravity	1.10	0.015	1.07	1.13
%Alkalies NA2O Dry (Total Alkali Content on Coal)	0.478	0.070	0.34	0.62
%Water Soluble Alk - Na2O	0.000	0.000	0.00	0.00
%Water Soluble Alk - K2O	0.000	0.000	0.00	0.00
%Na2O Dry Coal	0.46	0.03	0.40	0.52
%Na2O As-received Coal	0.34	0.02	0.30	0.38
Silica Value (Silica Ratio)	57.73
Slag Factor	0.28	0.14	0.00	0.56
Slag factor per Fusion Temperature	2163	85	1993	2333
Dolomite Ratio	58.29	3.25	51.79	64.79
Ash Precipitation Index	3.97	10.1	0.00	24.17
Silica to Alumina Ratio	1.84	0.14	1.56	2.12
Calcium to Silica Ratio	0.47	0.34	0.00	1.15
Iron to Calcium Ratio	0.31	0.07	0.17	0.45
Fouling Factor (Fouling Index)	5.25	1.41	2.43	8.07
SO2/MMBTU	0.73	0.075	0.58	0.88
Ibs S/MMBTU	0.36	0.075	0.21	0.51
Ibs Sodium/MMBTU	0.364	0.023	0.32	0.41
Ibs Ash/MMBTU	4.41	0.5	3.41	5.41

TYPICAL COAL SIZE                          2 inch

		Cumulative	Wt. Percent
Size Fraction	Wt. Percent	Wt. Percent	Passing Top
+3” RD.	0%	0%	100%
3” RD. x 2” RD.	4%	4%	100%
2” RD. x 1” RD.	20%	24%	96%
1” RD. x 1/2” RD.	28%	52%	76%
1/2” RD. x 4 M	20%	71%	48%
4 M x 60 M	13%	84%	29%
60 M x 0	16%	100%	16%

TRACE ELEMENT SUMMARY

Parts Per Million	TYPICAL	STANDARD	TYPICAL 95% RANGE
Whole Coal, Dry Basis	(MEAN VALUE)	DEVIATION	-2 STD DEV	+2 STD DEV

ANTIMONY (Sb)	0.00	0.00	0.00	0.00
ARSENIC (As)	1.50	1.00	0.00	3.50
BARIUM (Ba)	0.00	0.00	0.00	0.00
BERYLLIUM (Be)	0.21	0.08	0.06	0.36
BORON (B)	0.00	0.00	0.00	0.00
BROMIDE (Br)	0.00	0.00	0.00	0.00
CADMIUM (Cd)	0.18	0.02	0.14	0.22
CHLORINE (Cl)	0.00	0.00	0.00	0.00
CHROMIUM (Cr)	2.40	0.75	0.90	3.90
COBALT (Co)	0.00	0.00	0.00	0.00
COPPER (Cu)	0.00	0.00	0.00	0.00
FLUORINE (F)	41.90	11.00	19.90	63.90
LITHIUM (Li)	0.00	0.00	0.00	0.00
MANGANESE Mn)	16.20	7.90	0.40	32.00
MERCURY (Hg)	0.07	0.03	0.01	0.13
MOLYBDNEUM (Mo)	0.00	0.00	0.00	0.00
NICKEL (Ni)	1.53	1.00	0.00	3.53
LEAD (Pb)	2.60	1.00	0.60	4.60
SELENUIM (Se)	1.20	0.90	0.00	3.00
SILVER (Ag)	0.00	0.00	0.00	0.00
STRONTIUM (Sr)	0.00	0.00	0.00	0.00
THALLIUM (Tl)	0.00	0.00	0.00	0.00
THORIUM (Th)	0.00	0.00	0.00	0.00
TIN (Sn)	0.00	0.00	0.00	0.00
URANIUM (U)	0.00	0.00	0.00	0.00
VANADIUM (V)	0.00	0.00	0.00	0.00
ZIRCONIUM (Zr)	0.00	0.00	0.00	0.00
ZINC (Zn)	0.00	0.00	0.00	0.00

* All negative numbers were converted to 0.00